Exhibit 99.1

Garrett Motion Announces Retirement of Steven Tesoriere from Board of Directors

PLYMOUTH, MI. and ROLLE, Switzerland, October 28, 2026 – Garrett Motion Inc. (Nasdaq: GTX) ("Garrett" or the "Company"), a global leader in differentiated turbocharging and electrification technologies for automotive and industrial applications, today announced that Steven Tesoriere has resigned from its Board of Directors. In addition to his Board service, Mr. Tesoriere served on the Talent Management and Compensation Committee of the Board until his resignation.

Mr. Tesoriere joined the Board in April 2021 as a designee of funds affiliated with Oaktree Capital Management, L.P. (“Oaktree”) under the terms of the Company’s Series A Investor Rights Agreement. He previously chaired the Finance Committee and the Nominating and Governance Committee.

“On behalf of the Board, I would like to thank Steve for his valuable contributions during his tenure,” said Daniel Ninivaggi, Chairman of the Board of Garrett. “Steve has been instrumental to Garrett’s financial success, diversification initiatives and long-term shareholder value creation. We are grateful for his service and wish him all the best.”

“It has been a privilege to work with Garrett’s management and Board, and I am grateful for the strong partnership we have built,” said Mr. Tesoriere, Managing Director and Portfolio Manager at Oaktree. “I am proud of the strategic foundation we established to support Garrett’s long-term success and drive shareholder value, and I am confident in the Company’s future.”

About Garrett Motion Inc.

A differentiated technology leader, Garrett Motion has a 70-year history of innovation in the automotive sector (cars, trucks) and beyond (off-highway equipment, marine, power generators). Its well-recognized expertise in turbocharging has enabled significant reductions in engine size, fuel consumption, and CO2 emissions. Garrett is committed to advancing turbo applications while leveraging its unique technology solutions, such as fuel cell compressors for hydrogen fuel cell vehicles, as well as electric propulsion and thermal management systems for automotive and industrial applications. Garrett has six R&D centers, 13 manufacturing facilities, and a team of more than 8,700 employees in more than 20 countries. For more information, please visit www.garrettmotion.com

CONTACTS:

INVESTOR RELATIONS

Cyril Grandjean

+1 734 392 55 04

investorrelations@garrettmotion.com

MEDIA

Fabrice Spenninck

MediaRelations@garrettmotion.com